720 West 20th Street
                        Pittsburg, KS 66762

                  ______________________________

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           July 13, 1999
                  ______________________________


TO OUR STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of NPC International, Inc. (the "Company") will be held at the Memorial Auditorium, 503 North Pine, Pittsburg,
Kansas, on Tuesday, July 13, 1999 at 10:00 a.m. Central Time, to consider and take action with respect to the following:

       1. To elect three directors to serve a three-year term and until their successors are elected and qualified; and
       2. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only Stockholders of record at the close of business on May 25, 1999, will be entitled to notice and to vote at the meeting or any adjournment or postponement thereof. The transfer books of the company will not be closed. The annual report to Stockholders for the year ended March 30, 1999, is enclosed herewith.

     All Stockholders are cordially invited to attend the meeting. For the convenience of those Stockholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any Stockholder who later finds he or she can be present at the meeting or for any other reason desires to do so, may revoke this proxy if done so in writing to the Secretary of the Company at any time before it is voted, by submitting a substitute proxy or by voting in person at the meeting.

     Please complete, sign, date and mail promptly the proxy card in the return envelope furnished for that purpose, even if you currently plan to attend the meeting.

                              By Order of the Board of Directors,



                              Troy D. Cook
                              Secretary

Pittsburg, Kansas
May 27, 1999

                      NPC INTERNATIONAL, INC.
                        720 W. 20TH STREET
                      PITTSBURG, KANSAS 66762

                          PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 13, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of NPC International, Inc. (the "Company"), to be voted at its Annual Meeting of Stockholders to be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas at 10:00 a.m. Central Time on Tuesday, July 13, 1999. The mailing address of the principal executive office of the Company is 720 West 20th Street, Pittsburg, Kansas 66762. The individuals named as proxies are O. Gene Bicknell and James K. Schwartz. Proxies may be solicited by use of the mails, by personal interview, or by telephone and may be solicited by officers and directors and by other employees of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their appropriate expenses in forwarding such material. All costs of solicitation of proxies will be borne by the Company.

     Only stockholders of record of the Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on May 25, 1999, are entitled to vote on the issues presented for a vote at the meeting or any adjournment or postponement thereof. At the close of business on May 25, 1999, the record date for the determination of Stockholders entitled to vote at the Annual Meeting, there were 24,543,375 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Stockholder action at the meeting. The holders of record of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or withhold a vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. All shares of Common Stock have cumulative voting rights in the election of directors, and there are no conditions precedent to the exercise of those rights. Cumulative voting means a Stockholder is entitled to cast a total number of votes equal to the number of his shares multiplied by the number of directors to be elected at the meeting and can cast them all for one nominee or can divide them among as many nominees as he or she chooses. A holder of Common Stock may divide his or her cumulative votes among the nominees by marking the proxy card according to the instructions on the card. If a Stockholder does not allocate his or her votes, then such Stockholder's cumulative votes will be allocated equally among the nominees for whom authority to vote is granted. An affirmative vote of the majority of the outstanding shares of Common Stock present at the meeting in person or by proxy is required for the approval of any other matter properly brought before this meeting.

     All shares of Common Stock represented by properly executed proxies received prior to the Annual Meeting will be voted in accordance with the instructions contained therein. In the absence of voting instructions, the shares will be voted FOR the election of the directors named as nominees in this Proxy Statement. A holder of Common Stock giving a proxy has the power to revoke it any time before it is voted by notifying the Secretary of the Company in writing, by submitting a substitute proxy having a later date or by voting in person at the meeting. Votes submitted as abstentions on any proposal will be counted as present for purposes of establishing a quorum, but unvoted for purposes of determining the approval of any matter submitted to the Stockholders for a vote. Broker "non-votes" will count as present for quorum purposes but will not count for or against any proposal. A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders insofar as the proxies are not limited to the contrary.

     AS OF THE ANNUAL MEETING RECORD DATE, MR. O. GENE BICKNELL, THE CHIEF EXECUTIVE OFFICER AND THE CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY, BENEFICIALLY HELD 14,649,366 SHARES CONSTITUTING APPROXIMATELY 60% OF THE COMMON STOCK. MR. BICKNELL HAS INFORMED THE COMPANY THAT HE INTENDS TO VOTE ALL SUCH SHARES FOR THE ELECTION OF DIRECTORS NAMED AS NOMINEES IN THIS PROXY STATEMENT.

     This Proxy Statement and the form of proxy are first being mailed to Stockholders on or around June 15, 1999.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND
RETURN THE FORM OF PROXY SENT TO THEM WITH THIS PROXY STATEMENT.


                        PROPOSAL NUMBER ONE
                    ELECTION OF THREE DIRECTORS

     The Board of Directors of the Company is currently comprised of six directors divided into three classes. At each Annual Meeting of Stockholders, members of one of the classes, on a rotating basis, are elected for three-year terms. The Board of Directors has approved an increase in the number of directors from six to seven effective at the Annual Meeting of Stockholders. As a result, three directors will be elected by Stockholders at this Annual Meeting. The three persons designated by the Board of Directors as nominees for election at this meeting to serve a three-year term expiring in 2002 and until their successors are elected and qualified are James K. Schwartz, William A. Freeman and Michael W. Gullion. Each of the nominees has indicated a willingness and ability to serve as a director. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. Shares of Common Stock represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for any individual director or for all directors will be voted (unless any nominee is unable or unwilling to serve) for the election of the nominees named above. Each director requires an affirmative vote of a plurality of the votes cast by the stockholders present at the meeting in person or by proxy to be elected to the Board of Directors. Mr. Bicknell has informed the Company that he intends to vote his shares of Common Stock FOR the election of the nominees named above. The names of the directors and nominees, their ages, the years in which their terms of office will expire, their principal occupations during at least the past five years, other directorships held and certain other biographical information are set forth below.

     The Board of Directors recommends that you vote FOR the election of James K. Schwartz, William A. Freeman and Michael W.
Gullion.

Nominees  for  Directors to Serve a Three-Year Term to  Expire  in
2002:

     JAMES  K.  SCHWARTZ,  Age 37, President and  Chief  Operating
     Officer.
     Mr. Schwartz joined the company in December 1991 as Vice President of Accounting and Administration. He was promoted to Vice President of Finance, Treasurer and Chief Financial Officer in 1993. In January 1995 he was promoted to President and Chief Operating Officer. Mr. Schwartz is a board member of the International Pizza Hut Franchisee Association and the Unified Foodservice Purchasing Cooperative. Mr. Schwartz has served as a director of the Company since 1996.

     WILLIAM A. FREEMAN, Age 55, Senior Vice President and Chief Financial Officer of Semitool, Inc.
     Mr. Freeman has been Senior Vice President and Chief Financial Officer of Semitool, Inc., a semiconductor equipment manufacturer, since March 1998. Previously, Mr. Freemen was self-employed as a management consultant after retiring from Zurn Industries, Inc. in 1995. Mr. Freeman's former consulting clients included, among others, entities privately held by Mr. Bicknell. Mr. Freeman was President of Zurn Industries, Inc., a manufacturing and construction company, from May 1991 through September 1995. During his tenure at Zurn Industries, Inc., Mr. Freeman also held the positions of Senior Vice President and Chief Financial Officer from May 1986 through May 1991 and divisional management positions from January 1973 through April 1986.

     MICHAEL W. GULLION, Age 45, Chairman of the Board of Directors and Chief Executive Officer of Gold Banc, Corporation, Inc. ("Gold Banc").
     Mr. Gullion has served as Chairman of the Board of Directors and Chief Executive Officer of Gold Bank in Leawood, Kansas, the leading bank for Gold Banc Corporation, Inc. since 1978. He was President of Gold Banc from its inception in December 1985 through February 1999 and is currently Chairman of the Board of Directors and Chief Executive Officer of Gold Banc.

Continuing Directors - Not Standing for Election This Year

Directors with Terms Expiring in 2000:

     FRAN D. JABARA, Age 74, President of Jabara Ventures Group. Mr. Jabara was elected a director of the Company in May 1984. He is currently President of Jabara Ventures Group, a venture capital firm. From September 1949 to August 1989 he was a distinguished professor of business at Wichita State University, Wichita, Kansas. He is also a director of Commerce Bank, Wichita, Kansas and Midwest Grain Products, Inc.

     ROBERT  E.  CRESSLER, Age 60, Partner in  Diverse  Direction,
     Inc. ("DDI").
     Mr. Cressler was first elected a director of the Company in April 1985. He has been a partner in DDI for more than 10 years. DDI previously operated Pizza Hut restaurants and continues to operate other businesses, including Nutri/System and New Horizons franchises.

Directors with Terms Expiring in 2001:

     O. GENE BICKNELL, Age 66, Chairman of the Board of the
     Company.
     Mr. Bicknell has been Chairman of the Board of Directors of the Company and its predecessors since 1962. Mr. Bicknell re-assumed the position of Chief Executive Officer, a position he held from 1962 to 1992, on January 31, 1995.

     MICHAEL BRAUDE, Age 63, President and Chief Executive Officer of the Kansas City Board of Trade.
     Mr. Braude has been President and Chief Executive Officer of the Kansas City Board of Trade since 1984. He also serves as a director of Country Club Bank and Midwest Grain Products, Inc. Mr. Braude has served as a director of the Company since 1998.

         MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met four times during the fiscal year ended March 30, 1999. The Company's standing Stock Option and Compensation Committee and the Company's standing Audit Committee each met four times during the last fiscal year. The Company does not have a Nominating Committee. The normal duties of such a committee are carried out by the entire Board of Directors. During the last fiscal year, none of the Company's directors attended fewer than 75% of the meetings of the Board of Directors or any committee of which he was a member.

     AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Jabara, Cressler and Freeman. The Audit Committee recommends to the Board of Directors the independent auditors that will conduct the annual audit of the Company, and also reviews the Company's accounting practices and control systems and reviews the qualifications and performance of the proposed independent auditors. In May 1999, the Board of Directors adopted a formal written charter of the Audit Committee which specifies the scope of the Audit Committee's responsibilities, and how it carries out those responsibilities, including the structure, processes and membership requirements of the Committee. The Board undertook this action in response to recent recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees, which were presented to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers.

     STOCK OPTION AND COMPENSATION COMMITTEE. The Stock Option and Compensation Committee is comprised of Messrs. Jabara, Cressler and Braude. The Committee reviews and recommends to the Board of Directors the levels, amounts, and types of compensation to be paid to executive officers and directors of the Company. The Committee also determines the number of options to be granted to the Company's executive management and receives and reviews executive management's recommendations regarding options to be granted to all other Company employees.

                       DIRECTOR COMPENSATION

     Non-employee directors are paid a fee of $1,000 for each Board meeting attended, $750 for each committee meeting attended and $1,000 per month as additional director's compensation. Directors who are also employees of the Company do not receive any additional compensation solely for serving as directors of the Company. Messrs. Jabara, Cressler, Freeman, Gullion and Braude have never been employed by the Company.

        STOCK OPTION AND COMPENSATION COMMITTEE INTERLOCKS
                     AND INSIDER PARTICIPATION

     The Stock Option and Compensation Committee is currently comprised of three non-employee directors, Messrs. Jabara, Cressler and Braude. Mr. Jabara chairs the Committee.

           BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDER
                  AND OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of April 30, 1999, certain information as to the number of shares of common stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding shares, by all directors and nominees, by the Named Executive Officers (as defined under the caption "Executive Compensation") and by the directors and executive officers as a group.

                           Amount and Nature of
  Name and Title        Beneficial Ownership (1)    Percent of Class
  of Beneficial Owner

  O. Gene Bicknell (2) (3)
     Chairman, Chief Executive
     Officer and Director        14,649,366             59.7%

  James K. Schwartz (3)
     President, Chief
     Operating Officer
     and Director                   168,750               *

  Troy D. Cook (3)
     Senior Vice President,
     Chief Financial
     Officer, Treasurer
     and Secretary                   80,000               *

  Marty D. Couk (3)
     Senior Vice President-
     Pizza Hut Operations            72,500               *

  D. Blayne Vaughn (3)
     Vice President-
     Pizza Hut Operations            22,500               *

  L. Bruce Sharp (3)
     Vice President-
     Pizza Hut Operations             1,250               *

  Robert E. Cressler, Director         ----               *

  Fran D. Jabara, Director            3,998               *

  William A. Freeman, Director          400               *

  Michael Braude, Director             ----               *

  Michael W. Gullion,
  Director-Nominee                     ----               *

  All executive officers and
  directors as a group
  (12 persons)                   15,009,264             61.2%

(1) Includes options for 995,000 shares of Common Stock which may be acquired upon the exercise of stock options exercisable on or within 60 days after April 30, 1999. Does not include options held which are not exercisable within 60 days.
(2) Includes 671,816 shares of Common Stock of which 9,600 shares are owned by Mr. Bicknell's spouse, 83,000 shares are owned by Pitt Plastics, Inc. and controlled by Mr. Bicknell, and 579,216 shares are owned by O. Gene Bicknell Charitable Remainder Unit Trust. The address for Mr. Bicknell is 720 W. 20th Street, Pittsburg, Kansas 66762.
(3) Includes shares which may be acquired upon the exercise of stock options exercisable on or within 60 days after April 30, 1999, under the Company's stock option plans as follows:
    650,000, 168,750, 80,000, 72,500, 22,500, and 1,250 shares for
    Messrs. Bicknell, Schwartz, Cook, Couk, Vaughn and Sharp, respectively.

*Less than 1% ownership.

           SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers, and persons owning more that ten percent of a registered class of the Company's securities to file with the United States Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater-than-ten-percent Stockholders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 30, 1999, all Section 16(a) filing requirements applicable to directors, executive officers and greater-than ten percent Stockholders were met.

                      EXECUTIVE COMPENSATION

     The following table summarizes, for each of the three fiscal years ended March 30, 1999, March 31, 1998 and March 25, 1997, the compensation awarded to, earned by, or paid to (i) the Chief Executive Officer (the "CEO") of the Company as of March 30, 1999, and (ii) each of the five most highly compensated executive officers (other than the CEO) who served as executive officers of the Company or its subsidiaries as of March 30, 1999, whose annual compensation exceeded $100,000 for the fiscal year ended March 30, 1999, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the fiscal year (i), (ii) and (iii) collectively, the "Named Executive Officers"). The Company does not currently award stock appreciation rights or restricted stock. Long-term incentives offered by the Company under its executive compensation program are stock options, the Deferred Compensation and Retirement Plan and the Non-Qualified Executive Deferred Compensation Plan described below.

                    Summary Compensation Table
                                                           All Other
  Name and                       Annual          Stock        Compen-
  Principal         Fiscal    Compensation       Option       sation
  Position         Year(1)   Salary   Bonus      Awards       (2)

  O. Gene Bicknell    1999  $370,000 $200,000      ----     $69,767
   Chairman of the    1998   350,000   95,000      ----      57,108
   Board and Chief    1997   350,000  100,000      ----      12,778
   Executive
   Officer (3) (5)

  James K. Schwartz   1999   250,000  325,000      ----      13,442
   (4)(5)             1998   225,000   95,000      ----       9,760
   President and      1997   200,000   85,000    50,000      10,240
   Chief Operating
   Officer

  Troy D. Cook (5)    1999   165,000  263,750      ----      11,926
   Senior Vice        1998   150,000   38,750      ----       9,760
   President and      1997   130,000   40,000    30,000       5,567
   Chief Financial
   Officer,
   Secretary
   and Treasurer

  Marty D. Couk       1999   130,000   10,471      ----       5,663
   Senior Vice        1998   126,000   12,228      ----       4,416
   President          1997   126,000   20,604      ----       4,812
   Pizza Hut
   Operations

  D. Blayne Vaughn    1999   116,500   14,223      ----      67,708
   Vice President     1998   109,000   12,612    10,000       3,483
   Pizza Hut          1997    92,400   22,856      ----       3,649
   Operations

  L. Bruce Sharp      1999   100,500   11,088      ----      49,132
   Vice President     1998    92,267    9,554    10,000       2,598
   Pizza Hut          1997    70,805    5,280      ----       2,018
   Operations

(1) For the fiscal year ended on the last Tuesday in March for the year noted.
(2) Fiscal 1999 figures consist of the Company's calendar 1998 profit sharing plan contributions, deferred compensation plan matching contributions, the cost of group term life insurance and accidental death benefits, car allowance, stock option gains and, in the case of Mr. Bicknell, the economic benefit derived from split-dollar life insurance policies paid for by the Company (see footnote 3), in the following amounts: Mr. Bicknell, $5,032 profit sharing, $1,260 group insurance, $4,602 car allowance, $58,873 split-dollar insurance; Mr. Schwartz, $5,032 profit sharing, $3,742 deferred compensation plan matching contributions, $66 group insurance, $4,602 car allowance; Mr. Cook, $5,032 profit sharing, $2,226 deferred compensation plan matching contributions, $66 group insurance, $4,602 car allowance, Mr. Couk, $4,161 profit sharing, $1,400 deferred compensation plan matching contributions, $102 group insurance; Mr. Vaughn, $3,759 profit sharing, $1,370 deferred compensation plan matching contributions, $62,477 stock option gains, $102 group insurance; Mr. Sharp, $2,992 profit sharing, $1,210 deferred compensation plan matching contributions, $44,828 stock option gains, $102 group insurance.
(3) The Company pays 100% of the premiums on split-dollar policies insuring the life of Mr. Bicknell. The policies state that the Company is entitled to be reimbursed all premiums it paid, without interest, from the proceeds with the residual to be paid to a named beneficiary. The Company receives a statement from the insurance company specifying the economic benefit derived by Mr. Bicknell under this arrangement, based upon the Company's rights under the policy. The benefit derived for each year is as follows: fiscal 1999, $58,873; fiscal 1998, $46,154; fiscal 1997,
     $7,330.
(4) Mr. Schwartz has a five-year employment contract with the Company dated January 27, 1995. If Mr. Schwartz is terminated by the Company for any reason (other than for cause) the Company is required to pay Mr. Schwartz any accrued bonus and an amount equal to his then current base salary for one year and continuation for six months of any benefit plan available to him immediately prior to the termination of the contract. His base salary for the 1999 fiscal year was $250,000. If there is a change in control in the Company and his employment with the Company is terminated, Mr. Schwartz will continue to receive from the Company or a successor entity, as the case may be, his base salary as of the date of the contract for a period of one year.
(5) The Company awarded special executive bonuses this year relating to the recapitalization of Romacorp, Inc. as follows: Mr. Bicknell, $100,000, Mr. Schwartz, $225,000 and
     Mr. Cook, $225,000.

                           STOCK OPTIONS

     The following table sets forth information for the last completed fiscal year relating to (i) exercises by the Named Executive Officers of stock options pursuant to the Company's 1994 Non-Qualified Stock Option Plan (the "1994 Plan") and the Amended and Restated 1984 Non-Qualified Stock Option Plan (the "1984 Plan" or collectively the Company's "Stock Option Plans"), and (ii) holdings at March 30, 1999, by the Named Executive Officers of unexercised options granted pursuant to the Stock Option Plans. The Company currently does not award stock appreciation rights under its executive compensation program. The Company did not make any option grants during fiscal 1999.

  Aggregated Option Exercises in Fiscal 1999 and Option Value at
                          March 30, 1999

                                                       Value of
                                                         Unex-
                                    Number of           ercised
                                     Unexer-            In-the-
                                      cised              Money
                                    Options at         Options at
              Shares                March 30,          March 30,
               Ac-                     1999               1999
              quired                 Exercis-           Exercis
                on                    able/              -able/
              Exer-ValueUnexer-      Unexer-
 Name          cise     Realized     cisable          cisable (1)


  O. Gene
  Bicknell     $----     $----  650,000 / ----   $5,440,000 /$ ----

  James K.
  Schwartz      ----      ----168,750 / 31,250  1,855,000 / 278,125

  Troy D.
  Cook          ----      ---- 80,000 / 20,000    848,125 / 179,375

  Marty D.
  Couk          ----      ----  72,500 / 5,000     800,313 / 50,000

  D. Blayne
  Vaughn      20,000    62,477 22,500 / 12,500    227,188 / 108,438

  L. Bruce
  Sharp       12,500    44,828   1,250 / 8,125      12,500 / 63,438

  Robert B.
  Page(2)    115,500   422,781     ---- / ----          ---- / ----

(1) The closing price of the Common Stock on the Nasdaq National Market on March 30, 1999 was $16 7/8 per share. Value is calculated by determining the difference between the option exercise price and $16 7/8 multiplied by the number of shares of Common Stock underlying the options.
(2) Mr. Page is no longer an officer of the Company due to the recapitalization of Romacorp, Inc. By March 30, 1999, Mr. Page exercised all of his vested options, including the options vested in accordance with the terms of the recapitalization.

               EXECUTIVE DEFERRED COMPENSATION PLAN

     Effective December 1, 1998, the Company established the Non-Qualified Executive Deferred Compensation Plan which is administered by the Compensation Committee. James K. Schwartz and Troy D. Cook are currently the only eligible participants to the Non-Qualified Executive Deferred Compensation Plan. The full benefit amounts available to Messrs. Schwartz and Cook are up to $10 million and $7 million, respectively (the "Full Benefit Amounts"), which benefit amounts vest at specified intervals over a 19 1/2 year period from the effective date of the agreement.

     In the event a change of control occurs, as defined in the agreement, the vesting schedule will be modified to provide for accelerated vesting, in whole or in part, depending upon the amount of time lapsed from the effective date of the agreement, and the nature of the participant's continued employment, if any.

     The Non-Qualified Executive Deferred Compensation Plan provides that the Company will acquire life insurance policies on the lives of Messrs. Schwartz and Cook with death benefits of $5 million each. The Company is the sole owner and beneficiary of such policies. Upon death of a participant, the Non-Qualified Executive Deferred Compensation Plan provides that the participant's beneficiaries will receive the Full Benefit Amount earned on the date of death, plus the proceeds of the life insurance policy on such participant.

             DEFERRED COMPENSATION AND RETIREMENT PLAN

     Effective January 1, 1999, as approved by the Compensation Committee of the Board of Directors, the Company established the Deferred Compensation and Retirement Plan (the "Plan"). Participation in the Plan is based on meeting certain compensation levels or approval of the Stock Option and Compensation Committee. The provisions of the plan allow a participant to make separate elections for the deferral of a portion of their salary and a portion of their bonuses, if any. The Company will match participant contributions 100% on the first 4% of the compensation that is deferred. Additionally, the Company can make discretionary contributions to the plan for any individual participant. Contributions to the plan are made to a rabbi trust. With respect to Company matching contributions, participants vest 25% for each year of service through the fourth year of service. Distributions from the plan are made in either lump sum payments or equal payments over five or ten year terms.

       REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE
                     ON EXECUTIVE COMPENSATION

     The compensation for the Company's Chief Executive Officer and its other executives is administered by the Stock Option and Compensation Committee with oversight by the Board of Directors. Executive compensation is comprised of four primary components: a base salary, a non-guaranteed performance bonus, deferred compensation and stock option grants. The first two are based generally upon short-term performance, with the latter two offered as long-term incentives to the executive.

     In fiscal 1999, the Committee reviewed surveys published by the National Restaurant Association to obtain competitive compensation levels for companies similar in size and nature. The Committee seeks to establish base rates believed to be competitive so that the Company is able to attract and retain qualified and experienced executives. Base salaries are reviewed annually taking into account competitive salaries in the industry and the relative performance of the individual and Company during the previous fiscal year. Compensation surveys reviewed by the Committee include many of the peer companies reflected in the Performance Graph included herein; both the surveys and the graph are based upon the same standard industrial code as that of the Company.

     Annual bonuses, if granted, are based primarily upon the individual executive's contribution to the Company. Bonuses are determined by the Stock Option and Compensation Committee and then proposed to the full Board of Directors for ratification and approval, with tentative installments paid quarterly. Because the relative performance and contribution of an executive may not perfectly coincide with earnings reported in the respective fiscal year, bonuses may not correlate directly with a particular division's or company-wide earnings results. During fiscal 1999, the Stock Option and Compensation Committee proposed to the Board of Directors, and the Board of Directors approved, special discretionary bonuses to Messrs. Bicknell, Schwartz and Cook in the amounts of $100,000, $225,000 and $225,000, respectively, which were awarded in recognition of their respective efforts in connection with the recapitalization of Romacorp, Inc.

     Executives participate in the NPC International, Inc. Profit Sharing Plan (the "Profit Sharing Plan") along with store management and certain corporate staff, to the extent they meet the requirements for the Profit Sharing Plan. To qualify for the Profit Sharing Plan, an employee generally must have two years of service, be 21 years of age or older and be employed on the last day of the plan year. The Board of Directors determines the overall contribution to the Profit Sharing Plan, and executives who participate in the Profit Sharing Plan receive a pro-rata share of that contribution. A participant's share of the annual Profit Sharing Plan contribution generally is computed to be the proportion of his/her salary (as adjusted to meet ERISA requirements) relative to the combined salaries of all participants in the Profit Sharing Plan. The six executives named in the Summary Compensation Table participated in the Profit Sharing Plan. Calendar year 1998 was the last year for this plan due to the implementation of alternative benefit plans.

     The Company utilizes long-term awards in the form of stock options to strengthen the link between executive pay and overall Stockholder return. Stock options have been periodically issued pursuant to the Stock Option Plans and have been an integral part of executive officer compensation. The Stock Option and Compensation Committee believes such options will align the interests of the Company's executives with those of its Stockholders. The Committee believes that Company performance is reflected over time in the price of the Company's stock and that improving the stock price benefits the Stockholders collectively in addition to the individual executive.

     The Stock Option and Compensation Committee does not impose strict formulas or compare results to specific pre-set performance targets in determining overall compensation for executive officers. Factors considered by the Stock Option and Compensation Committee in determining current performance and the related compensation for the Company's executive officers for the 1999 fiscal year include (i) the achievement of minimum performance standards (generally prior year operating performance, adjusted for those factors in the current or prior year which are outside the control of the individual being considered), (ii) current year earnings performance in relation to performance of the Company's competitors, (iii) overall Stockholder return (in the form of stock price appreciation), (iv) the organizational level at which the executive functions, (v) the individual executive's success in performing the requisite duties and responsibilities of his or her office, and (vi) compensation levels for executives at companies which are similar in size and complexity to the Company.

     While some or all of these factors are considered in judging the performance of each executive, certain of the factors may have more or less relevance in determining a specific individual's performance and resulting pay. Particular factors may be considered more relevant to, and weigh more heavily in determination of compensation for, the executive who exercises operating control over a division or subsidiary than for an executive who performs a general function.

Chief Executive Officer Compensation

     The Stock Option and Compensation Committee utilizes the same factors in determining the compensation of its Chief Executive Officer as it does for all executives of the Company. Although there are specific discussions regarding overall company performance and the Chief Executive Officer's contribution in achieving those results, there is no unique criterion applied to the Chief Executive Officer that is not also applied to other key executives of the Company, as outlined above. Mr. Bicknell does not participate in the discussion or vote when deliberations regarding his salary are before the Board of Directors, of which he is a member.

     In determining Mr. Bicknell's bonus in the current and prior year, the Committee considered the amount of time he spent on activities which were unrelated to the Company over the course of each fiscal year.

Compensation Committee Members


Fran D. Jabara
Robert E. Cressler
Michael Braude

                   COMPARATIVE PERFORMANCE GRAPH

     Below is a graph comparing the total return on an indexed basis of a $100 investment in (i) the Company's Common Stock, (ii) a peer group of the Company and (iii) the overall broad equity market in which the Company participated. Management considers the Company's peer group to be all publicly-held companies with a primary Standard Industrial Code between 5800 and 5899 (Eating and Drinking Establishments) in existence during the reporting period. The broad equity market index consists of all Nasdaq companies. All indices are based upon total return, weighted for market capitalization and with dividends reinvested; they are published by and available through the University of Chicago's Center for Research in Security Prices. The historical stock price performance shown on this graph is not indicative of future price performance.

                Mar-94   Mar-95  Mar-96  Mar-97  Mar-98  Mar-99
NPC
International,
Inc.           100.0     81.2   159.1   184.6    234.3   298.4
Peer Group     100.0     81.3    99.8    80.8     89.0    68.3
Nasdaq Stock
Market         100.0    110.8   146.8   168.6    250.5   340.4

                   TRANSACTIONS WITH MANAGEMENT

     During the fiscal year ended March 30, 1999, the Company sold real estate to Mr. Bicknell for $511,000. The value of the real estate was determined by a certified general real property appraiser and the transaction was approved by the Board of Directors. Additionally, the Company utilized a corporate aircraft from a company owned by Mr. Bicknell and incurred expense of approximately $100,000 during the fiscal year ended March 30, 1999. Management believes amounts paid were at least as favorable as could be obtained from unrelated parties.

                  INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee recommended and the Board of Directors approved the selection of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ended March 30, 1999. PricewaterhouseCoopers LLP audited the financial statements of the Company for the most recent completed fiscal year. A representative of Pricewaterhouse-Coopers LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. The Audit Committee has not made a recommendation with respect to PricewaterhouseCoopers LLP for fiscal 2000 because meetings regarding such services have not yet occurred.

     Effective July 27, 1998, as discussed in the Company's filing on Form 8-K dated July 30, 1998, the Company's Audit Committee recommended and the Board of Directors approved a change in independent accountants from Ernst & Young LLP to PricewaterhouseCoopers LLP.

     Ernst & Young LLP's report on the Company's financial statements for the fiscal years ended March 25, 1997, and March
31, 1998, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended March 25, 1997, and March 31, 1998, and during subsequent interim periods though June 30, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its audit reports.

     During the fiscal years ended March 25, 1997, and March 31,
1998, and during subsequent interim period through June 30, 1998, there were no reportable events (as defined in Securities and Exchange Commission Regulations S-K Item 304(a)(1)(v).

     During the fiscal year ended March 30, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with their audit report.

                     PROPOSALS OF STOCKHOLDERS

     Proposals of Stockholders of the Company intended to be presented at the Annual Meeting of Stockholders to be held in 2000 must be received at the principal executive offices of the Company by the Board of Directors for inclusion in the proxy statement and form of proxy relating to that meeting no later than February 5, 2000. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of the Company.

                           MISCELLANEOUS

     No business other than that described herein is expected by the Board of Directors to come before this meeting, but should any other matters requiring the vote of Stockholders arise, the proxy holders will vote thereon according to their best judgment.

                       AVAILABLE INFORMATION

     A copy of the Company's 1999 Annual Report to Stockholders accompanies this proxy. Additional copies of the Company's Annual Report to Stockholders and copies of the Company's Annual Report on Form 10-K for the year ended March 30, 1999 are available without charge upon request. Requests should be addressed to the Chief Financial Officer, NPC International, Inc., 720 W. 20th Street, Pittsburg, KS 66762.


                                        By Order of the Board
                                        of Directors



                                        Troy D. Cook
                                        Secretary

Pittsburg, Kansas
May 27, 1999